CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 15, 2021, with respect to the consolidated financial statements of Perma-Pipe International Holdings, Inc., included in the Annual Report on Form 10-K for the year ended January 31, 2021, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Houston, Texas
June 10, 2021